Exhibit 4.305

During the period from December 31, 2016 through April 1, 2017 we received a number of licenses for provision of communication channels in the territory of Kaliningrad region, St. Petersburg, Leningrad region, Arkhangelsk region, Karelia Republic, Murmansk region, Nenetsk Autonomous region, Novgorod region and Vologda region substantially in the form attached hereto.

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No.               dated

For Rendering

Communication Channel Provision Services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until [DATE]

This license is granted by decision of
the licensing body — Order dated [DATE]

Appendix being an integral part of this license is executed on    sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

Appendix to the license No.

License Requirements

1.                                               Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027700149124

INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                                               The licensee shall commence provision of telecommunications services under this license on or before [DATE].

3.                                               The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation, provision of communication channels located outside the territory of the Russian Federation under this license only within the territory of the following territoty:

[TERRITORIES]

4.                                               Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5.                                               When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6.                                               The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

7.                                               The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

Total numbered, bound and sealed

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

Stamp